News Announcement For Immediate Release

For more information contact:

Omar Choucair Joseph Jaffoni, Stewart Lewack

Chief Financial Officer Jaffoni & Collins Incorporated

DG Systems, Inc. 212/835-8500 dgit@jcir.com

972/581-2000

DG SYSTEMS ACQUIRES MEDIA DVX FOR $10 MILLION

- Combination Expands Advertising Industry's Largest and

Most Reliable Spot Distribution Platform -

DALLAS, Texas (April 15, 2005) -- DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today announced it has acquired the assets of Media DVX, a subsidiary of the Lenfest Media Group (LMG), for $10 million. Total consideration paid for the assets of Media DVX included a $6.5 million promissory note to the seller, $1.5 million in cash and the issuance of approximately $2.0 million of DG Systems common stock.

Commenting on the transaction, Scott K. Ginsburg, Chairman and CEO of DG Systems said, "The acquisition of Media DVX is consistent with our strategy to grow through a combination of new business initiatives and strategic acquisitions. Together, DG Systems and Media DVX will leverage our individual resources while maintaining separate sales and management identities for both organizations and their defined marketplaces. With a customer-centric approach to expanding our business, we plan to offer our clients both the Media DVX and DG Systems networks, thereby providing even further redundancy and service options. Additionally, the transaction positions DG to benefit from Media DVX's valued sales operations and strategic partnerships, which will further expand our footprint of TV stations, cable systems and broadcast and cable network destinations."

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H. Chase Lenfest, Chairman of Lenfest Media Group commented on the sale, "We are delighted to combine the Media DVX assets with DG Systems, the acknowledged industry leader in digital media distribution. Under Scott Ginsburg's direction, DG is providing unparalleled levels of service, innovation and accountability to the process of delivering valuable media assets. Media DVX has established itself in just three years as the leader in customer care in the industry. We welcome the opportunity to become DG shareholders through this transaction, as we are confident in the direction, strategy and future prospect of the company."

"This transaction reinforces our broader strategy to create value for customers through a more robust and ubiquitous network, expanded satellite capacity and broadband connectivity, as well as better automation tools that help them use resources more efficiently," continued Mr. Ginsburg. "The Media DVX/ DG networks provide an even stronger electronic platform while retaining the separate identities and characteristics of each organization. This transaction also leverages our technology investments and network infrastructure into expanded service options for our customers."

DG believes the transaction will contribute EBITDA to its operating results in 2005, based on its analysis of Media DVX's assets and competitive position, as well as the prospective financial and operating synergies to be realized through the combination. DG has financed the transaction through borrowings under its credit facility, the issuance of DG Systems common stock and a promissory note to the seller. DG Systems has amended its credit facility to accommodate the closing of this transaction.

"My determination to grow DG Systems has never been stronger and I am confident that the independent market presence of DG and Media DVX will provide tangible, long-term benefits to the customers of DG and Media DVX and our shareholders in the periods ahead."

About DG Systems, Inc. (www.dgsystems.com)

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG's extensive digital network is the largest in the advertising

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and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,400 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-need and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton, Wilmington, Ohio and Louisville, Kentucky.

About Media DVX

Headquartered in West Chester, Pennsylvania, with offices in New York, and Los Angeles, Media DVX also maintains a strategic partnership with Pathfire, which operates a separate distribution network for news, syndicated programming and short form video that Media DVX uses to extend its existing server network. DG Systems intends to operate Media DVX as a separate division and to retain the Media DVX name and brand, as well as certain Media DVX employees including senior management, sales and support.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

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